Exhibit 15.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statement (Form S-8 No. 333-253062) pertaining to the historical BSA Plans (04-12, 2013, 2014, 2015-1, 2015-2(a), 2016 Ordinary, 2016 Performance, 2016-02, 2017, 2018, 2018-01, 2018-02, 2019-1, 2020), historical BSPCE Plans (2012-1, 08-2013, 09-2014, 2015-01, 2015-03, 2016, 2016 Performance, 2017 Ordinary, 2017), historical Free Share Plans (2017, 2018, 2019), historical Stock Option Plans (2016, 2016-2, 2017, 2018, 2019, LLY 2019), BSA Plan, Free Share Plan, and 2020 Stock Option Plan of Nanobiotix S.A. of our report dated April 7, 2021, with respect to the consolidated financial statements of Nanobiotix S.A., included in this annual report (Form 20-F) of Nanobiotix S.A. for the year ended December 31, 2020.

/s/ ERNST & YOUNG et Autres

Paris La Défense, France
April 7, 2021